705 Crestwood Drive
Lancaster, PA 17602

July 31,2018

Thomas E. Zelibor
Chair of the Board
Lightwave Logic, Inc.
369 Inverness Parkway , Suite 350
Englewood, CO 80112

Dear Tom :

After serving on the Board of Directors of Lightwave Logic for more than ten and a half years, I have decide to retire from the Board effective August 15, 2018.

This has been a difficult decision but I think it is the right one. I strongly believe in the direction of our Company, its management team, and the Board of Directors. Our Company has progressed to a point where material chemistry and device engineering are becoming more and more sophisticated. We have greatly increased our in-house talent pool, and we have an exciting and challenging future ahead of us. I look forward to our Company's future success.

Going forward, I don't believe that my experiences and skill sets give me an opportunity to contribute as I may have in the past. It is time for me to step aside and make room for fresh, new thinking on the Board. I am also a believer in the old adage of "leaving the the party while you are still having fun " !

Despite the many challenges and frustrations we have had over the past decade, I consider it a privilege to have served on our Board. I have enjoyed meeting and talking with our Shareholders and Employees. Of special importance is the character of the Board. The high level of respect among Board members for each other and the supportive and collegial relationships that have been formed are all signs of a company that is doing things right. These are my take-aways that I will continue to value and remember long after retirement.

My very best wishes to you and my fellow Board members. Thank you for accepting my decision to retire from Lightwave Logic's Board of Directors.

Best personal regards, Bim

William C. Pickett III

William C. Pickett III

cc : Michael S. Libby
James S. Marcelli